KNOLL

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Strong Growth in Sales and Profits;

Company Celebrates the Smithsonian's Cooper-Hewitt, National Design Museum 2011 Award for Corporate and Institutional Achievement, Becoming the First Furniture Company Ever to be Bestowed with this Honor

EAST GREENVILLE, PA, July 19, 2011 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2011. Net sales were $238.7 million for the quarter, an increase of 24.1% from the second quarter 2010. Operating profit was $23.3 million, or 9.8% of net sales, an increase of 95.8% from the second quarter 2010. Excluding restructuring charges of $0.2 million, operating profit was $23.6 million for the second quarter of 2011, or 9.9% of net sales, an increase of 67.4% when compared to adjusted operating profit from the second quarter of 2010. Net income was $13.0 million, an increase of 49.4% over the second quarter 2010. Earnings per share for the second quarter of 2011 was $0.28 compared to $0.19 earnings per share in the prior year, an increase of 47.4%.

"In the second quarter of 2011 we were honored with and celebrated an award that has been 73 years in the making," commented Andrew Cogan, CEO. "On May 26, 2011 the Smithsonian's Cooper-Hewitt, National Design Museum announced that we were the winner of the 2011 Award for Corporate and Institutional Achievement. In accepting this award, we join a very short and prestigious list of the most highly respected brands in design across all industries and categories. I deeply believe that it is exactly our ability to balance the goals of art with the demands of industry that distinguishes a Knoll design from the efforts of our competitors and allows us to continue to generate, as we did in the just completed quarter, industry leading levels of profitability for our shareholders."

Second Quarter Results

Second quarter 2011 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	6/30/11	6/30/10	Change

Net Sales	$238.7	$192.3	24.1%
Gross Profit	76.5	63.0	21.4%
Operating Expenses	52.9	49.0	8.0%
Restructuring Charges	0.2	2.2	N/A
Operating Profit	23.3	11.9	95.8%
Adjusted Operating Profit	23.6	14.1	67.4%
Net Income	13.0	8.7	49.4%
Earnings Per Share - Diluted	.28	.19	47.4%
Adjusted Earnings Per Share - Diluted	.28	.22	27.3%
Backlog	164.6	132.5	24.2%

Adjusted earnings per share and adjusted operating profit are non-GAAP financial measures and are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to earnings per share and operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $238.7 million, an increase of $46.4 million, or 24.1%, over the second quarter of 2010. Sales increased double digits across all product categories with the largest gain occurring in office systems. Backlog of unfilled orders at June 30, 2011 was $164.6 million, an increase of $32.1 million, or 24.2% compared to unfilled orders at June 30, 2010.

Gross profit for the second quarter of 2011 was $76.5 million, an increase of $13.5 million, or 21.4%, over the same period in 2010. Gross profit as a percentage of net sales decreased to 32.1% in the second quarter of 2011 from 32.8% in the same quarter of 2010. The decrease in gross margin from the second quarter of 2010 largely resulted from material and transportation inflation, and unfavorable movements in foreign exchange of the Canadian dollar and Euro. Sequentially, gross profit as a percentage of net sales increased 110 basis points when compared with the first quarter of 2011. This improvement mainly resulted from improved pricing and more favorable customer mix.

Operating expenses for the quarter were $52.9 million, or 22.2% of net sales, compared to $49.0 million, or 25.5% of net sales, for the second quarter of 2010. The increase in operating expenses during the second quarter of 2011 was in large part due to increased sales commissions and selling related expenses associated with our higher sales volumes as well as increased spending on our NeoCon trade show.

We generated operating profit for the second quarter of 2011 of $23.3 million, an increase of $11.4 million, or 95.8%, over the same period in 2010. Operating profit as a percentage of net sales was 9.8% for the second quarter of 2011. Operating profit for the second quarter of 2011 includes restructuring charges of $0.2 million. Excluding those restructuring charges, operating profit would have been $23.6 million, or 9.9% as a percent of sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Interest expense decreased $1.0 million when compared with the second quarter 2010. The decrease in interest expense is due to our lower outstanding debt and the expiration of our remaining two interest rate swap agreements on June 9, 2011. Other expense for the second quarter of 2011 was $0.3 million of foreign exchange losses. Other income for the second quarter 2010 was $2.3 million which included $2.5 million of foreign exchange gains offset by $0.2 million of miscellaneous expense.

The effective tax rate was 34.1% for the quarter, as compared to 11.9% for the same period last year. The increase in our effective tax rate was in large part due to a $2.5 million tax benefit related to foreign tax credits that was recorded during the second quarter of 2010. In addition, the mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. Net income for the second quarter 2011 was $13.0 million, or $0.28 diluted earnings per share, as compared to $8.7 million, or $0.19 diluted earnings per share, for the same quarter in 2010.

Cash generated from operations during the second quarter 2011 was $29.6 million, compared to $19.8 million in the same period of 2010. Capital expenditures for the second quarter 2011 totaled $5.2 million compared to $1.5 million for 2010. We repaid $12.0 million of debt during the second quarter of 2011 compared to $13.0 million during the second quarter of 2010. We also paid a quarterly dividend of $4.6 million, or $0.10 per share, in the second quarter of 2011 compared to $0.9 million, or $0.02 per share, in the second quarter of 2010.

"We are pleased that despite a highly competitive and inflationary environment, combined with the foreign exchange headwinds we are experiencing, we were able to deliver strong operating results, further reduce our debt outstanding, and improve working capital", stated Barry L. McCabe, EVP & CFO.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring activities. We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended June 30,
	2011	2010

Earnings per Share - Diluted	$0.28	$0.19
Add back:
Restructuring charges	-	0.03

Adjusted Earnings per Share - Diluted	$0.28	$0.22

The following table reconciles Adjusted Operating Profit to Operating Profit for the periods indicated.

	Three Months Ended June 30,
	2011	2010

Operating Profit ($mm)	$23.3	$11.9
Add back:
Restructuring charges	0.2	2.2

Adjusted Operating Profit	$23.6(1)	$14.1

  - Results do not add due to rounding

Conference Call Information

Knoll will host a conference call on Tuesday, July 19, 2011 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 510-0704

International 617 597-5362

Passcode 88944600

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through July 26, 2011 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 52017950).

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$238,650	$192,275	$459,509	$367,534
Cost of sales	162,157	129,235	314,614	247,833

Gross profit	76,493	63,040	144,895	119,701
Selling, general, and administrative expenses	52,925	48,953	99,941	92,598
Restructuring and other charges	243	2,147	714	5,755

Operating income	23,325	11,940	44,240	21,348
Interest expense	3,372	4,410	7,389	8,563
Other (expense) income, net	(275)	2,318	(2,604)	905

Income before income tax expense	19,678	9,848	34,247	13,690
Income tax expense	6,703	1,172	12,070	2,799

Net income	$12,975	$8,676	$22,177	$10,891

Earnings per share:
Basic	$.28	$.19	$.48	$.24
Diluted	$.28	$.19	$.47	$.24
Weighted-average shares outstanding:
Basic	46,245,776	45,631,958	46,203,498	45,624,003
Diluted	46,904,015	46,041,300	46,889,703	45,948,089

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$13,481	$26,935
Customer receivables, net	124,137	126,780
Inventories	91,611	85,216
Prepaid and other current assets	22,686	22,229

Total current assets	251,915	261,160
Property, plant, and equipment, net	123,660	122,219
Intangible assets, net	297,588	298,347
Other noncurrent assets	5,193	5,706

Total Assets	$678,356	$687,432

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$150	$135
Accounts payable	86,369	101,206
Other current liabilities	77,531	90,577

Total current liabilities	164,050	191,918
Long-term debt	230,000	245,000
Other noncurrent liabilities	128,391	124,128

Total liabilities	522,441	561,046

Stockholders' equity	155,915	126,386

Total Liabilities and Stockholders' Equity	$678,356	$687,432

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)

Net income	$22,177	$10,891

Cash Flows provided by Operating Activities	12,772	31,340

Cash Flows used in Investing Activities	(7,120)	(3,139)

Cash Flows used in Financing Activities	(21,759)	(19,645)

Effect of exchange rate changes on cash and cash equivalents	2,653	(4,099)

(Decrease) increase in cash and cash equivalents	(13,454)	4,457

Cash and cash equivalents at beginning of period	26,935	5,961

Cash and cash equivalents at end of period	$13,481	$10,418